Exhibit 15.20

Studio Anseilen Co., Ltd.

STATEMENTS OF FINANCIAL POSITION

As of December 31, 2024 and 2023

	Note		December 31, 2024	December 31, 2023
			(In thousands of Korean won)
Assets
Cash and cash equivalents	12,14,16,19	₩	361,234	275,897
Other current financial assets	14,19		54,824	50,000
Other current assets	11		43	26,465
Total current assets			416,101	352,362
Long-term investments	14,19		-	30,000
Property, plant, and equipment	13		735	945
Other non-current non-financial assets	11		586,000	360,000
Total non-current assets			586,735	390,945
Total assets		₩	1,002,836	743,307
Liabilities
Trade and other payables	14,17,19	₩	17,724	2,715
Other current non-financial liabilities	11		61,220	1,931
Total current liabilities			78,944	4,646
Other non-current non-financial liabilities	11,18		1,500,000	1,000,000
Defined benefit liability	9		7,130	72,347
Total non-current liabilities			1,507,130	1,072,347
Total liabilities			1,586,074	1,076,993
Equity
Share capital	15		15,000	15,000
Other reserves	15		(1,721)	(1,054)
Accumulated deficit	2		(596,517)	(347,632)
Total equity			(583,238)	(333,686)
Total liabilities and equity		₩	1,002,836	743,307

The accompanying notes are an integral part of these financial statements.

Studio Anseilen Co., Ltd.

STATEMENTS OF COMPREHENSIVE INCOME

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

	Note		2024	For the period from March 6, 2023 (inception) to December 31, 2023
			(In thousands of Korean won)
Revenue
Cost of revenue			-	-
Gross profit			-	-
Selling, general, and administrative expenses	7		(230,952)	(348,549)
Operating loss			(230,952)	(348,549)
Other income	7		11,905	614
Other expense			(49)	-
Finance income	8,14		211	303
Finance costs	8,14		(30,000)	-
Loss before income tax			(248,885)	(347,632)
Income tax income (expenses)	10		-	-
Loss for the period			(248,885)	(347,632)
Other comprehensive loss
Items that will not be reclassified to income or loss:
Remeasurement of defined benefit liability	9		(667)	-
Total comprehensive loss for the period		₩	(249,552)	(347,632)

The accompanying notes are an integral part of these financial statements.

Studio Anseilen Co., Ltd.

STATEMENTS OF CHANGES IN EQUITY

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

	Note		Share capital	Other reserves	Accumulated deficit	Total
			(In thousands of Korean won)
Balance at March 6, 2023 (inception)	15	₩	-	-	-	-
Total comprehensive loss for the period
Loss for the period			-	-	(347,632)	(347,632)
Transaction with owners, recognized directly in equity
Shares issued	22		15,000	(1,054)	-	13,946
Balance at December 31, 2023	15	₩	15,000	(1,054)	(347,632)	(333,686)
Balance at January 1, 2024	15	₩	15,000	(1,054)	(347,632)	(333,686)
Total comprehensive loss for the period
Loss for the period			-	-	(248,885)	(248,885)
Remeasurement of defined benefit liability	9		-	(667)	-	(667)
Balance at December 31, 2024	15	₩	15,000	(1,721)	(596,517)	(583,238)

The accompanying notes are an integral part of these financial statements.

Studio Anseilen Co., Ltd.

STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

	Note		2024	For the period from March 6, 2023 (inception) to December 31, 2023
			(In thousands of Korean won)
Cash flows from operating activities
Loss for the period		₩	(248,885)	(347,632)
Adjustments to reconcile net loss to net cash provided by operating activities	21		335,497	690,376
Interest received			211	303
Income taxes received (paid)			13	(46)
Net cash provided (used) by operating activities		₩	86,836	343,001
Cash flows from investing activities
Payments for other current financial assets			(1,500)	(50,000)
Purchases of long-term investments			-	(30,000)
Purchase of property and equipment			-	(1,050)
Net cash outflow in investing activities		₩	(1,500)	(81,050)
Cash flows from financing activities
Proceeds from issues of shares	15,22		-	15,000
Share issue cost	15		-	(1,054)
Net cash inflow in financing activities		₩	-	13,946
Net increase in cash and cash equivalents			85,337	275,897
Cash and cash equivalents at beginning of the period	12		275,897	-
Cash and cash equivalents at end of the period	12	₩	361,234	275,897

The accompanying notes are an integral part of these financial statements.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

1. Reporting entity

The Company

Studio Anseilen Co., Ltd. (“the Company”) was incorporated in March 2023 and the Company’s registered office is at B 907, 606, Hosu-ro, Ilsandong-gu, Goyang-si, Gyeonggi-do, Republic of Korea. The Company is primarily providing the media production service that consists of planning, producing, and selling the television programs.

The Company’s major shareholders and their respective percentage of ownership as of December 31, 2024 and 2023 are as follows:

	December 31, 2024		December 31, 2023
	Number of shares	Ownership (%)	Number of shares	Ownership (%)
Park, Jun Woo	1,000	33.33	1,000	33.33
Shin, Kyung Soo	1,000	33.33	1,000	33.33
Kim, Seung Ho	1,000	33.33	1,000	33.33
Total	3,000	100	3,000	100

2. Basis of Accounting

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standard Board (“IASB”). These financial statements were authorized for issuance by the board of directors on May 14, 2025.

Details of the Company’s accounting policies are included in Note 5.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which is dependent upon the Company receiving the proceeds from the loans or securing other forms of investment and/or financing. The Company incurred a loss of Korean Won 248,885 thousand for the year ended December 31, 2024, and had net total deficit of Korean Won 596,517 thousand as of December 31, 2024. The Company acknowledges that there is a risk that the quantum and timing of cash flows sufficient to sustain operations may not be achievable and that management forecasts regarding cash flow from operations may prove inaccurate. The continuation of the Company’s activities is dependent on the availability of adequate financial support. The Company has stated that these conditions indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Based on management’s forecasts, the day-to-day operations and expenditure requirements as described above are anticipated to be funded by the cash generated through the new commitments from K Enter Holdings. On June 21, 2024, the Company entered into an investment agreement with K Enter Holdings for Korean Won 1,000,000 thousand, designated for content development purposes. As of December 31, 2024, Korean Won 500,000 thousand has been received and the remaining Korean Won 500,000 thousand will be received before June 30, 2025. In addition, the Company received a separate non-binding loan LOI from K Enter Holdings to support the Company’s day-to-day operational expenditure. The maximum loan amount, conditions, and execution timing will be discussed in detail depending on the company’s future business environment.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

Basis of measurement

These financial statements have been prepared on the historical cost basis except for the following items, which are measured on an alternative basis on each reporting date.

Items	Measurement bases
Defined benefit liability	Present value
Financial instruments measured at fair value through profit or loss (“FVTPL”)	Fair value

3. Functional and presentation currency

These financial statements are presented in Korean Won, which the Company’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

4. Use of judgements and estimates

In preparing these financial statements, management has made judgements and estimates that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income, and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

A.	Assumptions and estimation uncertainties

Information about assumptions and estimation uncertainties at the reporting date that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year is included in the following notes:

-	Note 9: measurement of defined benefit obligations: key actuarial assumptions;

i.	Measurement of fair values

A number of the Company’s accounting policies and disclosures require the measurement of fair values, for financial assets.

When measuring the fair value of a financial instruments measured at FVTPL, the Company uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.

●	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

●	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Company recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following note:

●	Note 19(B): financial instruments.

5. Material Accounting Policies.

The material accounting policies followed by the Company in preparation of its financial statements are as follows:

A.	New and amended standards or interpretations adopted by the Company

The Company has applied the following standards and amendments for the first time for their annual reporting period commencing January 1, 2024.

IAS 1 Presentation of Financial Statements - Classification of Liabilities as Current or Non-current, Non-current Liabilities with Covenants

The amendments to IAS 1 clarify that liabilities are classified as either current or non-current, depending on the substantive rights that exist at the end of the reporting period. Classification is unaffected by the likelihood that an entity will exercise right to defer settlement of the liability or the expectations of management. Also, the settlement of liability includes the transfer of the entity’s own equity instruments, however, it would be excluded if an option to settle them by the entity’s own equity instruments if compound financial instruments is met the definition of equity instruments and recognized separately from the liability. Covenants that the entity must comply with after the end of the reporting period do not affect the classification of a liability at the end of the reporting period. However, if a liability is classified as non-current as of the end of the reporting period despite covenants that must be complied with within 12 months after that date, the entity shall disclose information about the risk that the liability could become repayable within 12 months after the reporting period. The amendments do not have a significant impact on the financial statements.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

IAS 7 Statement of Cash Flows - IFRS 7 Financial Instruments: Disclosures – Supplier finance arrangements

The amendments to IAS 7 require entity to disclose information about its supplier finance arrangements that enables users of financial statements to assess the effects of those arrangements on the entity’s liabilities and cash flows and on the entity’s exposure to liquidity risk when applying supplier finance arrangements. The amendments do not have a significant impact on the financial statements.

IFRS 16 – Lease Liability in a Sale and Leaseback

The amendments to IFRS 16 require a seller-lessee shall determine lease payments or revised lease payments in a way that the seller-lessee would not recognize any amount of the gain or loss that relates to the right of use retained by the seller-lessee when subsequently measuring lease liabilities arising from a sale and leaseback. The amendments do not have a significant impact on the financial statements.

B.	New and amended standards or interpretations not yet adopted by the Company

The following new accounting standards and interpretations that have been published that are not mandatory for December 31, 2024 reporting periods and have not been early adopted by the Company.

IAS 21 The Effects of Changes in Foreign Exchange Rates – Lack of Exchangeability

The amendments require exchangeability of two currencies should be assessed in order to clarify reporting of foreign currency transactions in the absence of normal-functioning foreign exchange market. The amendments also require applicable spot exchange rate should be determined when the assessment indicates two currencies lack exchangeability. The amendments are effective for annual reporting periods beginning on or after January 1, 2025, with early application permitted. The Company does not expect that these amendments have a significant impact on the Company’s financial statements.

IFRS 9 Financial Instruments - IFRS 7 Financial Instruments: Disclosures – Classification and Measurement of Financial Instruments

The amendments clarify that a financial liability is derecognized on the ‘settlement date’ and introduce an accounting policy choice to derecognize financial liabilities settled using an electronic payment system before the settlement date. Other clarifications include the classification of financial assets with ESG linked features via additional guidance on the assessment of contingent features. Clarifications have been made to non-recourse loans and contractually linked instruments. Additional disclosures are introduced for financial instruments with contingent features and equity instruments classified at fair value through OCI.

The amendments should be applied for annual periods beginning on or after January 1, 2026, and earlier application is permitted, with an option to early adopt the amendments for contingent features only. The Company does not expect that these amendments have a significant impact on the financial statements.

Annual Improvements to IFRS Accounting Standards – Volume 11

The amendments are annual improvements to the following standards:

A.	IFRS 1 First-time adoption of International Financial Reporting Standards;

B.	IFRS 7 Financial instruments: Disclosures;

C.	IFRS 9 Financial instruments;

D.	IFRS 10 Consolidated financial instruments; and

E.	IAS 7 Statement of cash flows

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

The new standard should be applied for annual periods beginning on or after January 1, 2026, and earlier application is permitted. The Company is in review for the impact of this new standard on the financial statements.

IFRS 18 Presentation and Disclosure in Financial Statements

Items in the statement of profit or loss will need to be classified into one of five categories: operating, investing, financing, income taxes and discontinued operations. IFRS 18 requires the Company to present specified totals and subtotals: ‘Operating profit or loss’, ‘Profit or loss’ and ‘Profit or loss before financing and income taxes’. Information related to management-defined performance measures should be disclosed. IFRS 18 also provides enhanced guidance on the principles of aggregation and disaggregation which focus on grouping items based on their shared characteristics. The new standard should be applied for annual periods beginning on or after January 1, 2027, and earlier application is permitted. The Company is in review for the impact of this new standard on the financial statements.

IFRS 19 Subsidiaries without Public Accountability: Disclosures

IFRS 19 allows eligible subsidiaries to apply IFRS Accounting Standards with the reduced disclosure requirements of IFRS 19. A subsidiary may choose to apply the new standard in its consolidated, separate, or individual financial statements provided that, at the reporting date, it does not have public accountability, and its parent produces consolidated financial statements under IFRS Accounting Standards. A subsidiary applying IFRS 19 is required to disclose in its explicit and unreserved statements of compliance with IFRS Accounting Standards that IFRS 19 has been adopted. The amendments should be applied for annual periods beginning on or after January 1, 2027, and earlier application is permitted. The Company does not expect that these amendments have a significant impact on the financial statements.

The significant following accounting policies followed by the Company in preparation of its financial statements are as follows:

C.	Foreign currency

Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non- monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss and presented within finance income and finance costs. Translation differences on Non-monetary assets and liabilities carried at fair value are reported as part of the fair value gain or loss.

However, foreign currency differences arising from the translation of the following items are recognized in OCI:

●	an investment in equity securities designated as at FVOCI (except on impairment, in which case foreign currency differences that have been recognized in OCI are reclassified to profit or loss);

●	a financial liability designated as a hedge of the net investment in a foreign operation to the extent that the hedge is effective; and

●	qualifying cash flow hedges to the extent that the hedges are effective.

D.	Operating segments

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. The chief operating decision-maker has been identified as the chief executive officer. The Company’s operating segment has been determined to be a single business unit, for which the Company generates identifiable financial information that is regularly reported to the chief executive officer for the purpose of resource allocation and assessment of segment performance. The Company has a reportable segment as described in Note 6. Segment results that are reported to the chief operating decision maker include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

E.	Employee benefits

i.	Short- term employee benefits

Short-term employee benefits are employee benefits due to be settled within 12 months after the end of the period in which the employees render related services. When an employee has rendered a service to the Company during an accounting period, the Company recognizes the undiscounted amount of short-term employee benefits expected to be paid in exchange for that service

ii.	Defined benefit plans

The Company’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount, and deducting the fair value of any plan assets.

The calculation of defined benefit obligations is performed annually using the projected unit credit method. When the calculation results in a potential asset for the Company, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in OCI. The Company determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then- net defined benefit liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. The Company recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

F.	Finance income and finance costs

The Company’s finance income and finance costs include:

●	interest income;

●	interest expense;

●	the net gain or loss on settlement of project investments;

●	the foreign currency gain or loss on financial assets and financial liabilities;

The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to:

●	the gross carrying amount of the financial asset; or

●	the amortized cost of the financial liability.

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the asset (when the asset is not credit-impaired) or to the amortized cost of the liability. However, for financial assets that have become credit-impaired subsequent to initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

G.	Income tax

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI.

The Company has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

i.	Current income tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Current tax assets and liabilities are offset only if certain criteria are met.

-	Has a legally enforceable right to set off the recognized amounts; and

-	Intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

ii.	Deferred income tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

●	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

●	temporary differences related to investments in subsidiaries, associates, and joint arrangements to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

●	taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Company. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. For this purpose, the carrying amount of investment property measured at fair value is presumed to be recovered through sale, and the Company has not rebutted this presumption.

Deferred tax assets and liabilities are offset only if certain criteria are met.

-	Has a legally enforceable right to set off the recognized amounts; and

-	Intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

H.	Cash and cash Equivalents

Cash and cash equivalents comprise deposits held at banks with maturities of three months or less from the acquisition date that are easily convertible to cash and subject to an insignificant risk of changes in their fair value.

I.	Financial instruments

i.	Recognition and initial measurement

Trade receivables and debt securities issued are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

ii.	Classification and subsequent measurement

Financial assets

On initial recognition, a financial asset is classified as measured at:

●	amortized cost; or

●	FVTPL

●	FVOCI

Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

●	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

●	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

Financial assets - Business model assessment

The Company makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed, and information is provided to management. The information considered includes:

●	the stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

●	how the performance of the portfolio is evaluated and reported to the Company’s management;

●	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

●	how managers of the business are compensated - e. g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

●	the frequency, volume, and timing of sales of financial assets in prior periods, the reasons for such sales and expectations about future sales activity.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Company’s continuing recognition of the assets.

Financial assets that are held for trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.

Financial assets - Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g., liquidity risk and administrative costs), as well as a profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Company considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, the Company considers:

●	contingent events that would change the amount or timing of cash flows;

●	terms that may adjust the contractual coupon rate, including variable-rate features;

●	prepayment and extension features; and

●	terms that limit the Company’s claim to cash flows from specified assets (e.g., non-recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable compensation for early termination of the contract. Additionally, for a financial asset acquired at a discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

Financial assets - Subsequent measurement and gains and losses

Financial assets at FVTPL: These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

Financial assets at amortized cost: These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Financial liabilities - Classification, subsequent measurement and gains and losses

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

iii.	Derecognition

Financial assets

The Company derecognizes a financial asset when:

●	the contractual rights to the cash flows from the financial asset expire; or

●	it transfers the rights to receive the contractual cash flows in a transaction in which either:

-	substantially all of the risks and rewards of ownership of the financial asset are transferred; or

-	the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Company enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled, or expire. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

When changes were made to a financial asset or financial liability in addition to changes to the basis for determining the contractual cash flows required by interest rate benchmark reform, the Company first updated the effective interest rate of the financial asset or financial liability to reflect the change that is required by interest rate benchmark reform. After that, the Company applied the policies on accounting for modifications to the additional changes.

J.	Impairment

●	Non- financial assets

At each reporting date, the Company reviews the carrying amounts of its non-financial assets (other than biological assets, investment property, developing contents, contract assets and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.

Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

K.	Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

●	As a lessee

At commencement or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property the Company has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Company by the end of the lease term or the cost of the right-of-use asset reflects that the Company will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

The Company determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

●	fixed payments, including in-substance fixed payments;

●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

●	amounts expected to be payable under a residual value guarantee; and

●	the exercise price under a purchase option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, if the Company changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company uses hindsight in applying IFRS 16 such as the determination of lease term for contracts that contain options to extend or terminate a lease.

The Company has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets (leases for which the underlying asset is valued at USD 5,000 or less) and short-term leases (leases that have a lease term of 12 months or less at the commencement date). The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

L.	Fair value measurement

‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Company has access at that date. The fair value of a liability reflects its non-performance risk.

A number of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

When one is available, the Company measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Company uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price - i. e. the fair value of the consideration given or received. If the Company determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is wholly supported by observable market data, or the transaction is closed out.

M.	Concentration of credit risk

The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral for customers on accounts receivable. The Company maintains reserves for potential credit losses, which are periodically reviewed.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

6. Operating segments

A.	Basis for segmentation

The Company’s operating segments have been identified to be a single business unit, by which the Company provides media production services.

The following summary describes the operations of the reportable segment.

Reportable segment	Operations
Media Production	Planning, producing, and selling the media content such as television programs

7. Income and Expenses

A.	Other income

Details of other income for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

	2024	For the period from March 6, 2023 (inception) to December 31, 2023
	(In thousands of Korean won)
Miscellaneous income	11,905	614

B.	Expenses by nature

Details of classification of expenses by nature for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Employee benefits		182,082	320,372
Commission paid		6,005	5,732
Rent		22,800	12,000
Supplies		1,568	5,422
Taxes & dues		63	909
Depreciation and amortization		210	105
Other expenses		18,224	4,009
Total	₩	230,952	348,549

Total expenses consist of cost of sales and selling, general and administrative expenses.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

8. Finance income and costs

Details of finance income and costs for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Finance income
Interest income	₩	211	303
Finance costs
Loss on the fair value of financial investment assets		30,000	-

9. Employee benefits

Details of defined benefit liability recognized as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Defined benefit liability	₩	7,130	72,347

The Company operates the defined benefit plans as a retirement pension scheme. Defined benefit plans expose the Company to actuarial risks, such as longevity risk, interest rate risk and market (investment) risk.

A.	Movement in net defined benefit (asset) liability

Details of reconciliation from the opening balances to the closing balances for the net defined benefit liability and its components for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		Defined benefit obligation		Fair value of plan assets		Net defined benefit liability
		(In thousands of Korean won)
		2024	2023	2024	2023	2024	2023
Balance at 1 January	₩	72,347	-	-	-	72,347	-
Included in profit or loss
Current service cost		91,684	72,347	-	-	91,684	72,347
Gains on settlement		(160,656)	-	-	-	(160,656)	-
Interest cost(income)		3,088	-	-	-	3,088	-
		(65,884)	72,347	-	-	(65,884)	72,347
Included in OCI
Remeasurement loss(gain)
- Demographic assumption		(13)	-	-	-	(13)	-
- Financial assumption		925	-	-	-	925	-
- Adjustment based on experience		(245)	-	-	-	(245)	-
- Return on plan assets excluding interest income			-	-	-	-	-
		667	-	-	-	667	-
Other
Benefits paid		-	-	-	-	-	-
Balance at 31 December	₩	7,130	72,347	-	-	7,130	72,347

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

B.	Plan assets

There are no contributions funded to its defined benefit plans as of December 31, 2024 and 2023.

C.	Defined benefit obligation

i.	Actuarial assumptions

Details of actuarial assumptions used for the year ended December 31, 2024 and period from March 6, 2023 (inception) to December 31, 2023 are as follows:

	2024	2023
Discount rate	4.00%	4.50%
Future salary growth	2.88%	2.88%

Assumptions regarding future longevity have been based on published statistics and mortality tables. As of December 31, 2024 and 2023, the weighted average duration of the defined benefit obligation was 9.2 years and 8.6 years, respectively.

The expected maturity analysis of undiscounted defined severance benefits as of December 31, 2024 and 2023 are as follows:

		December 31, 2024
		Less than 1 year	Between 1~2 years	Between 2~5 years	Over 5 years	Total
Expected Retirement Benefits	₩	443	438	1,273	8,486	10,640

		December 31, 2023
		Less than 1 year	Between 1~2 years	Between 2~5 years	Over 5 years	Total
Expected Retirement Benefits	₩	4,564	4,550	13,496	87,210	109,820

ii.	Sensitivity analysis

The Company measures the risk of actuarial assumption changes as a 1% fluctuation in the discount rate and future salary growth rate of the amounts of defined benefit obligation, which reflects the management’s assessment of the risk of actuarial assumption fluctuation that can be reasonably occur. The impact of a 1% fluctuation in discount rates and future salary growth rates on the Company’s defined benefit obligation as of December 31, 2024 and 2023 are as follows:

	December 31, 2024		December 31, 2023
	Increased by 1%	Decreased by 1%	Increased by 1%	Decreased by 1%
	(In thousands of Korean won)
Discount rate	(610)	699	(5,819)	6,578
Future salary growth	700	(622)	6,625	(5,964)

Although the analysis does not take account of the full distribution of cash flows expected under the plan, it does provide an approximation of the sensitivity of the assumptions shown.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

D.	Employee benefit expenses

i.	Details of employee benefit expenses recognized for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Wages and salaries	₩	207,000	231,000
Expenses related to post-employment plans (*)		(65,884)	72,347
Fringe benefit		40,966	17,025
Total	₩	180,082	320,372

(*)	Gains on defined benefit settlement occurred as management agreed on the settlement of retirement benefits in December, 2024.

ii.	Expenses are recognized in the statements of comprehensive income (loss) as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Selling, general, and administrative expenses	₩	182,082	320,372

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

10. Income Tax

A.	Amounts recognized in profit or loss

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
(In thousands of Korean won)
Current tax expense
Current period	₩	-	-

The Company establish additional current tax liabilities for income taxes when, despite the belief that tax positions are fully supportable, there remain positions that do not meet the minimum probability threshold, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxation authority. The impact of current tax liabilities for uncertain tax positions, as well as the related net interest and penalties, are included in income taxes in the statements of operations.

B.	Reconciliation of effective tax rate

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Loss before income tax	₩	(248,885)	(347,632)
Tax at the statutory income tax rate		(24,640)	(34,416)
Adjustments:
Tax credits		-	-
Changes in unrecognized temporary difference		24,706	34,520
Other		(66)	(104)
Income tax expenses	₩	-	-
Effective income tax rate (*)		-	-

(*)	The effective tax rate is not calculated as the Company incurred a loss before income taxes for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

C.	Movement in deferred tax balances

A.	Movement in deferred tax balances for the year ended December 31, 2024

		Tax effect
		Beginning	Increase (decrease)	Ending
		(In thousands of Korean won)
Property and equipment		183	21	204
Defined benefit liability		7,162	(6,456)	706
Non-current prepayments		(11,879)	(46,134)	(58,013)
Long-term investments		-	2,970	2,970
Contract liabilities		-	49,500	49,500
Others		269	(229)	40
Total		(4,265)	(328)	(4,593)
Loss carried forward	₩	38,785	25,034	63,819
Unrecognized deferred tax income asset (*)		(34,520)	(24,706)	(59,226)
Deferred tax assets (liabilities)	₩	-	-	-

(*)	As of December 31, 2024, the Company did not recognize deferred income tax asset for the temporary difference as it is not probable such loss carried forward can be utilized in the foreseeable future.

B.	Movement in deferred tax balances for the period from March 6, 2023 (inception) to December 31, 2023

		Tax effect
		Beginning	Increase (decrease)	Ending
		(In thousands of Korean won)
Property and equipment		-	183	183
Defined benefit liability		-	7,162	7,162
Non-current prepayments		-	(11,879)	(11,879)
Others		-	269	269
Total		-	(4,265)	(4,265)
Loss carried forward	₩	-	38,785	38,785
Unrecognized deferred tax income asset (*)		-	(34,520)	(34,520)
Deferred tax assets (liabilities)	₩	-	-	-

(*)	As of December 31, 2023, the Company did not recognize deferred income tax asset for the temporary difference as it is not probable such loss carried forward can be utilized in the foreseeable future.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

D.	Deferred assets (liabilities)

●	Details of unrecognized as deferred income tax assets as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Loss carried forward	₩	59,226	34,520
Total	₩	59,226	34,520

i.	The timing of recovery of deferred tax assets and liabilities as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Deferred tax assets	₩
- Deferred tax assets to be recovered after more than 12 months		58,124	11,611
- Deferred tax assets to be recovered within 12 months		368	269
Sub-total		58,492	11,880
Deferred tax liabilities
- Deferred tax liabilities to be recovered after more than 12 months		(58,014)	(11,880)
- Deferred tax liabilities to be recovered within 12 months		(478)	-
Sub-total		(58,492)	(11,880)
Deferred tax assets (liabilities), net (*)	₩	-	-

(*)	Deferred tax assets have not been recognized because it is not probable that sufficient taxable profit will be available against which part or all of the deferred tax assets can be utilized.

ii.	Details of unused tax loss carryforwards and unused tax credit carryforwards that are recognized as deferred income tax assets as of December 31, 2024 are as follows:

Year of expiration		Unused loss carryforwards
		(In thousands of Korean won)
2038	₩	34,191
2039		25,035
Total	₩	59,226

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

11. Other assets and liabilities

Details of other assets as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Current
Prepayments		11	-
Value added tax receivables		-	26,419
prepayment tax		32	46
Non-current
Non-current prepayments		586,000	360,000
Total	₩	586,043	386,465

Details of other liabilities as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Current
Withholdings		15,929	1,931
Value added tax payables		45,291	-
Non-current
Contract liabilities (*)		1,500,000	1,000,000
Total	₩	1,561,220	1,001,931

(*)	The contract liabilities primarily relate to the advance consideration received from the counterparty for drama scenario development service.

12. Cash and cash equivalents

Cash and cash equivalents as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Deposits in banks	₩	361,234	275,897

The Company doesn’t have any restricted cash and cash equivalents as of December 31, 2024 and 2023.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

13. Property, plant, and equipment

A.	Reconciliation of carrying amount

Details of property and equipment as of December 31, 2024 and 2023 are as follows:

	December 31, 2024			December 31, 2023
	Book value	Accumulated depreciation	Carrying amount	Book value	Accumulated depreciation	Carrying amount
	(In thousands of Korean won)			(In thousands of Korean won)
Office equipment	1,050	(315)	735	1,050	(105)	945

Details of the changes in property and equipment for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		Office equipment	Office equipment
		(In thousands of Korean won)
Beginning balance	₩	945	-
Acquisitions		-	1,050
Depreciation		(210)	(105)
Ending balance	₩	735	945

The classification of depreciation expenses in the statements of comprehensive income for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		December 31, 2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Selling, general and administrative expenses	₩	210	105

14. Financial instruments by category

The carrying amounts of financial instruments by category as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Financial assets at amortized cost
Cash and cash equivalents	₩	361,234	275,897
Other current financial assets (*)		54,824	50,000
Subtotal	₩	416,058	325,897
Financial assets at fair value through profit or loss
Long-term investments		-	30,000
Total	₩	416,058	355,897

(*)	Other current financial assets consist of a rent deposit and other receivables.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)	(In thousands of Korean won)
Financial liabilities at amortized cost
Trade and other payables	₩	17,724	2,715

A.	Classification of investment assets based on liquidity

The classification of investment assets as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)	(In thousands of Korean won)
Non-Current investments
Project investment (*)	₩	-	30,000

(*)	An investment in a film production company.

B.	Net gains and losses by category of financial instruments

The net gains and losses by category of financial instruments for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		Financial assets at amortized cost	Financial assets at amortized cost
		(In thousands of Korean won)
Interest income	₩	211	303
Loss on the fair value of financial investment assets		(30,000)	-
Total	₩	(29,789)	303

15. Capital and reserves

A. Share capital and share premium

Details of share capital and share premium as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Number of authorized shares		1,000,000	1,000,000
Value per share	₩	5	5
Number of shares issued		3,000	3,000
Common shares	₩	15,000	15,000

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

i.	Ordinary shares

Holders of these shares are entitled to dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company.

B.	Other reserves

Details of other reserves as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Share issue cost	₩	(1,054)	(1,054)
Remeasurement of defined benefit liability		(667)	-
Total		(1,721)	(1,054)

16. Capital management

The Company’s policy is to maintain a strong capital base so as to maintain investor, creditor, and market confidence and to sustain future development of the business. The Company monitors capital using a ratio of ‘net debt’ to ‘total capital.’ Net debt is calculated as total borrowings (as shown in the statement of financial position) less cash and cash equivalents. The Company’s net debt to total capital ratio as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)
Total liabilities	₩	1,586,074	1,076,993
Less: Cash and cash equivalents		(361,234)	(275,897)
Net debt		1,224,840	801,096
Total equity		(583,238)	(333,686)
Total capital	₩	641,602	467,410
Net debt to total capital ratio		191%	171%

17. Trade and other payables

Trade and other payables as of December 31, 2024 and 2023 are as follows:

	December 31, 2024	December 31, 2023
	(In thousands of Korean won)
Other payables	15,503	-
Accrued expenses	2,221	2,715
Total	17,724	2,715

18. Contract liabilities

Contract liabilities as of December 31, 2024 and 2023 are as follows:

	December 31, 2024	December 31, 2023
	(In thousands of Korean won)
Contract liabilities	1,500,000	1,000,000

The Company received Korean Won 250,000 thousand in October 2024, 250,000 thousand in June 2024 and 1,000,000 thousand in May 2023 from K Enter Holdings for the purpose of planning and developing a drama. In accordance with the terms of the contract with K Enter Holdings, the Company received payment before having completed performance obligations and recognized contract liabilities.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

19. Financial Instruments – Fair values and risk management

A.	Accounting classifications and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

The carrying amounts of financial instruments by category as of December 31, 2024 are as follows:

	Fair value	Level 1	Level 2	Level 3	Total
(In thousands of Korean won)
Financial assets at fair value
Project investment	-	-	-	-	-

The carrying amounts of financial instruments by category as of December 31, 2023 are as follows:

	Fair value	Level 1	Level 2	Level 3	Total
	(In thousands of Korean won)
Financial assets at fair value
Project investment	30,000	-	-	30,000	30,000

Details of the changes in project investment for the year ended December 31, 2024 are as follows:

		2024
		Beginning balance	Loss on the fair value of financial investment assets	Ending balance
		(In thousands of Korean won)
Project investment	₩	30,000	(30,000)	-

Details of the changes in project investment intangible assets for the period from March 6, 2023 (inception) to December 31, 2023 are as follows

		For the period from March 6, 2023 (inception) to December 31, 2023
		Beginning balance	Acquisitions	Ending balance
		(In thousands of Korean won)
Project investment	₩	-	30,000	30,000

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

B.	Measurement of fair values

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

A.	Level 1: quoted prices (unadjusted) in active markets for identical asset or liability;

B.	Level 2: all inputs other than quoted prices included in Level 1 that are observable (either directly that is, prices, or indirectly that is, derived from prices) for the asset or liability;

C.	Level 3: unobservable inputs for the asset or liability.

The fair value of financial instruments traded in an active market is determined based on the quoted market price as of the end of the reporting period. If the quoted prices are readily and regularly available through exchanges, sellers, brokers, industry groups, rating agencies or regulators and such prices represent actual market transactions that occur regularly between independent parties, they are considered active markets.

The fair value of financial instruments that are not traded in an active market is determined using valuation techniques. These valuation techniques use as much market observable information as possible and use the least amount of Company-specific information. At this time, if all the significant input variables required to measure the fair value are observable, the financial instruments are classified as Level 2.

If more than one significant input variable is not based on observable market information, the item is included in Level 3.

If the information is insufficient to measure fair value of the project investment, the Company recognizes gain on project settlements when the accumulated settlements exceed the project investment’s original invested amount. Before exceeding the project investment’s original invested amount, the settlements are recognized as the return of original project investment. The Company recognizes the valuation loss of the project investment based on its judgment as to whether the total amount of production costs and distribution fees could exceed the shared profit.

C.	Financial risk management

The Company’s operating activities expose itself to a variety of financial risks: market risk, credit risk and liquidity risk from which the Company’s risk management program focuses on minimizing any adverse effects on its financial performance. The Company operates financial risk management policies and programs that closely monitor and respond to each risk factor.

i.	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterpart to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s receivables from customers. In order to manage credit risk, the Company regularly evaluates the credit worthiness of each customer or counterparty considering the party’s financial information, past experience, its own trading records, and other factors. In relation to the impairment of financial assets subsequent to initial recognition, the Company recognizes the changes in expected credit loss(“ECL”) in profit or loss at each reporting date. The carrying amount of a financial asset represents the maximum exposure to credit risk.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

The maximum exposure to credit risk of the Company as of December 31, 2024 and 2023 are as follows:

		December 31, 2024	December 31, 2023
		(In thousands of Korean won)	(In thousands of Korean won)
Cash and cash equivalents	₩	361,234	275,897
Other current financial assets		54,824	50,000
Total	₩	416,058	325,897

Cash and cash equivalents are deposited in financial institutions with strong credit rating. The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The Company has established a credit policy under which each new customer is analyzed individually before the Company’s standard payment and delivery terms and conditions are offered. The Company’s review includes external ratings, if they are available, financial statements, credit agency information, industry information and in some cases bank references.

The Company monitors customer credit risk, customers are grouped according to their credit characteristics, including whether they are an individual or a legal entity, their geographic location, industry, trading history with the Company and existence of previous financial difficulties. The Company does not require collateral in respect of trade and other receivables.

ii.	Liquidity risk

Liquidity risk management includes the maintenance of sufficient cash and marketable securities, the availability of funds from appropriately committed credit lines, and the ability to settle market positions.

Financial liabilities of the Company by maturity according to the remaining period from December 31, 2024 and 2023 to the contractual maturity date are as follows:

	December 31, 2024
	Carrying Amount	Less than 3 months	3 months ~ 1 year	1~2 years	2~5 years	More than 5 years	Total
	(In thousands of Korean won)
Non-derivative financial liabilities
Other payables	17,724	-	17,724	-	-	-	17,724

	December 31, 2023
	Carrying Amount	Less than 3 months	3 months ~ 1 year	1~2 years	2~5 years	More than 5 years	Total
	(In thousands of Korean won)
Non-derivative financial liabilities
Other payables	2,715	2,715	-	-	-	-	2,715

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

20. Leases

A.	Leases as lessee

The Company leases an office. The lease typically run for a period of 1 year, with an option to renew or terminate the lease after that date. The Company has elected not to recognize right-of-use asset and lease liability for this lease. Information about lease for which the Company is a lessee is presented below.

i.	Amounts recognized in profit or loss.

Amounts recognized in profit or loss for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Expense relating to short-term leases	₩	22,800	12,000

ii.	Amounts recognized in statement of cash flows.

Amounts recognized in statements of cash flows for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Total cash outflows of leases	₩	22,800	12,000

iii.	Extension options

The lease contains an extension option exercisable by the Company. Where practicable, the Company seeks to include extension option in new lease to provide operational flexibility. The extension option held is exercisable only by the Company and not by the lessor. The Company assesses at the lease commencement date whether it is reasonably certain to exercise the extension option. The Company reassesses whether it is reasonably certain to exercise the option if there is a significant event or significant changes in circumstances within its control.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

21. Statement of cash flows

Adjustments for income from operating activities for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Interest income	₩	(211)	(303)
Severance Benefits		(65,884)	72,347
Depreciation		210	105
Loss on the fair value of financial investment assets		30,000	-
Total	₩	(35,885)	72,149

Changes in assets and liabilities from operating activities for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Other current assets	₩	26,408	(26,419)
Other non-current non-financial assets		(226,000)	(360,000)
Accounts receivable — other, net		(3,324)
Trade and other payables		15,010	2,715
Other current non-financial liabilities		59,288	1,931
Other non-current non-financial liabilities		500,000	1,000,000
Total	₩	371,382	618,227

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

22. Related parties

A.	List of related parties

List of related parties as of December 31, 2024 and 2023 are as follows:

Relationship	December 31, 2024	December 31, 2023
Key management personnel	Park, Jun Woo (*1)	Park, Jun Woo
Key management personnel	Shin, Kyung Soo	Shin, Kyung Soo
Key management personnel	Kim, Seung Ho (*1)	Kim, Seung Ho
Other related parties	Shining park Co., Ltd.	Shining park Co., Ltd.
Other related parties	Its story Co., Ltd.	Its story Co., Ltd.
Other related parties	- (*2)	Poseidon pictures Co., Ltd.

(*1)	Two key management personnel resigned as registered directors subsequent to the end of the reporting period.
(*2)	Due to a change in the management of Poseidon pictures Co., Ltd. during the year, the entity has been excluded from the scope of related parties.

B.	Transactions with related parties

Details of transactions with related parties for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

			2024	For the period from March 6, 2023 (inception) to December 31, 2023
Related party	Name		Acquisition of prepayments	Acquisition of prepayments
			(In thousands of Korean won)
Other related parties	Its story Co., Ltd.	₩	-	60,000

C.	Account balances with related parties.

The balances of receivables and payables to related parties as of December 31, 2024 are as follows:

			December 31, 2024
Related party	Name of entity		Other payables (*)
			(In thousands of Korean won)
Key management personnel	Park, Jun Woo	₩	4,655
Key management personnel	Shin, Kyung Soo		4,655
Key management personnel	Kim, Seung Ho		4,694

(*)	Other payables is the income tax refund payable to each management.

There are no balances of receivables and payables to related parties as of December 31, 2023.

D.	Financial transactions with related parties

There are no significant financial transactions with related parties for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023.

Studio Anseilen Co., Ltd.

NOTES TO FINANCIAL STATEMENTS

For the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023

E.	Transactions with key management personnel

The compensation for the key management personnel for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Short-term employee benefits	₩	150,000	196,000
Post-employment benefits (*)		(70,718)	70,718
Total	₩	79,282	266,718

(*)	Gains on defined benefit settlement occurred as management agreed on the settlement of retirement benefits in December, 2024.

Compensation of the Company’s key management personnel includes salaries, contributions to a post-employment defined benefit plan.

F.	Financial Transactions with key management personnel

Details of significant financial transaction the key management personnel for the year ended December 31, 2024 and the period from March 6, 2023 (inception) to December 31, 2023 are as follows:

		2024	For the period from March 6, 2023 (inception) to December 31, 2023
		(In thousands of Korean won)
Shares issued	₩	-	15,000

23. Commitments

On September 14, 2023, an amendment was made to the equity interest exchange agreement, originally entered into on April 9, 2023, between the CEOs, who are the dominant shareholders of the Company, and K Enter Holdings for the purpose of listing on NASDAQ through a merger with a SPAC company. The equity interest exchange agreement is effective on the date designated by K Enter Holdings. Upon the approval, the CEOs of the Company will exchange each of 510 shares with the equity interest of K Enter Holdings. Following the equity interest exchange transaction, the Group is expected to be a subsidiary of K Enter Holdings, Inc.

24. Subsequent event

On January 3, 2025, K Enter Holdings Inc. completed the acquisition of a controlling interest in six Korean entities, including Studio Anseilen Co., Ltd., through a share exchange. Upon the approval, the CEOs of the Company exchanged 1,530 shares with the equity interest of K Enter Holdings Inc. Following the equity interest exchange transaction, the Company became a subsidiary of K Enter Holdings Inc.